UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1 )*

                                 AMX Corporation
                                 ---------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
                          ----------------------------
                         (Title of Class of Securities)

                                    001801109
                                    ---------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 35 Pages



CUSIP NO.   001801109               13G               PAGE   2  OF   35  PAGES



------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Summit Ventures III, L.P.

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]

------
------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware limited partnership

------ -------------------------------------------------------------------------
----------------------- ----- --------------------------------------------------
                         5    SOLE VOTING POWER

                                       0 shares
      NUMBER OF
                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        1,169,076 shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                         0 shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                       1,169,076 shares

----------------------- ----- --------------------------------------------------
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                1,169,076 shares

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                15.0%

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                PN

------ -------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 35 Pages



CUSIP NO.   001801109               13G               PAGE   3   OF   35  PAGES



------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Summit Partners III, L.P.

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]

------
------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware limited partnership

------ -------------------------------------------------------------------------
----------------------- ----- --------------------------------------------------
                         5    SOLE VOTING POWER

                                       0 shares
      NUMBER OF
                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        1,169,076 shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                         0 shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                       1,169,076 shares

----------------------- ----- --------------------------------------------------
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                1,169,076 shares

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                15.0%

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                PN

------ -------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 35 Pages



CUSIP NO.   001801109               13G               PAGE   4   OF   35  PAGES



------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Summit Investors II, L.P.

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]

------
------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware limited partnership

------ -------------------------------------------------------------------------
----------------------- ----- --------------------------------------------------
                         5    SOLE VOTING POWER

                                       0 shares
      NUMBER OF
                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        1,169,076 shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                         0 shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                       1,169,076 shares

----------------------- ----- --------------------------------------------------
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                1,169,076 shares

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                15.0%

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                PN

------ -------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 4 of 35 Pages



CUSIP NO.   001801109               13G               PAGE   5   OF   35  PAGES



------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Stamps, Woodsum & Co. III

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]

------
------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                Massachusetts general partnership

------ -------------------------------------------------------------------------
----------------------- ----- --------------------------------------------------
                         5    SOLE VOTING POWER

                                       0 shares
      NUMBER OF
                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        1,169,076 shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                         0 shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                       1,169,076 shares

----------------------- ----- --------------------------------------------------
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                1,169,076 shares

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                15.0%

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                PN

------ -------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 5 of 35 Pages



CUSIP NO.   001801109               13G               PAGE   6   OF   35  PAGES



------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Summit Subordinated Debt Fund, L.P.

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]

------
------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware limited partnership

------ -------------------------------------------------------------------------
----------------------- ----- --------------------------------------------------
                         5    SOLE VOTING POWER

                                       0 shares
      NUMBER OF
                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        1,169,076 shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                         0 shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                       1,169,076 shares

----------------------- ----- --------------------------------------------------
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                1,169,076 shares

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                15.0%

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                PN

------ -------------------------------------------------------------------------



                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 6 of 35 Pages



CUSIP NO.   001801109               13G               PAGE   7   OF   35  PAGES



------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Summit Partners SD, L.P.
------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]

------
------ -------------------------------------------------------------------------
  3    SEC USE ONLY
------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware limited partnership
------ -------------------------------------------------------------------------
----------------------- ----- --------------------------------------------------
                         5    SOLE VOTING POWER
      NUMBER OF
                                       0 shares
                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        1,169,076 shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                         0 shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                       1,169,076 shares

----------------------- ----- --------------------------------------------------
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                1,169,076 shares
------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                15.0%
------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                PN
------ -------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 7 of 35 Pages



CUSIP NO.   001801109               13G               PAGE   8   OF   35  PAGES



------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                E. Roe Stamps, IV

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]

------
------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                United States

------ -------------------------------------------------------------------------
----------------------- ----- --------------------------------------------------
                         5    SOLE VOTING POWER

                                       0 shares
      NUMBER OF
                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        1,169,076 shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                         0 shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                       1,169,076 shares

----------------------- ----- --------------------------------------------------
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                1,169,076 shares

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                15.0%

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                IN

------ -------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 8 of 35 Pages



CUSIP NO.   001801109               13G               PAGE   9   OF   35  PAGES



------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Stephen G. Woodsum

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]

------
------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                United States

------ -------------------------------------------------------------------------
----------------------- ----- --------------------------------------------------
                         5    SOLE VOTING POWER

                                       0 shares
      NUMBER OF
                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        1,169,076 shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                         0 shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                       1,169,076 shares

----------------------- ----- --------------------------------------------------
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                1,169,076 shares

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                15.0%

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                IN

------ -------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 9 of 35 Pages



CUSIP NO.   001801109               13G               PAGE   10   OF   35  PAGES



------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Gregory M. Avis

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]

------
------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                United States

------ -------------------------------------------------------------------------
----------------------- ----- --------------------------------------------------
                         5    SOLE VOTING POWER

                                       0 shares
      NUMBER OF
                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        1,169,076 shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                         0 shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                       1,169,076 shares

----------------------- ----- --------------------------------------------------
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                1,169,076 shares

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                15.0%

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                IN

------ -------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 10 of 35 Pages



CUSIP NO.   001801109               13G               PAGE   11   OF   35  PAGES



------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                John A. Genest

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]

------
------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                United States

------ -------------------------------------------------------------------------
----------------------- ----- --------------------------------------------------
                         5    SOLE VOTING POWER

                                       0 shares
      NUMBER OF
                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        1,169,076 shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                         0 shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                       1,169,076 shares

----------------------- ----- --------------------------------------------------
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                1,169,076 shares

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                15.0%

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                IN

------ -------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 11 of 35 Pages



CUSIP NO.   001801109               13G               PAGE   12   OF   35  PAGES



------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Martin J. Mannion

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]

------
------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                United States

------ -------------------------------------------------------------------------
----------------------- ----- --------------------------------------------------
                         5    SOLE VOTING POWER

                                       0 shares
      NUMBER OF
                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        1,169,076 shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                         0 shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                       1,169,076 shares

----------------------- ----- --------------------------------------------------
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                1,169,076 shares

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                15.0%

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                IN

------ -------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 12 of 35 Pages



CUSIP NO.   001801109               13G               PAGE   13   OF   35  PAGES



------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Ernest K. Jacquet

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]

------
------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                United States

------ -------------------------------------------------------------------------
----------------------- ----- --------------------------------------------------
                         5    SOLE VOTING POWER

                                       0 shares
      NUMBER OF
                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        1,169,076 shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                         0 shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                       1,169,076 shares

----------------------- ----- --------------------------------------------------
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                1,169,076 shares

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                15.0%

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                IN

------ -------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 13 of 35 Pages



CUSIP NO.   001801109               13G               PAGE   14   OF   35  PAGES



------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Bruce R. Evans

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]

------
------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                United States

------ -------------------------------------------------------------------------
----------------------- ----- --------------------------------------------------
                         5    SOLE VOTING POWER

                                       0 shares
      NUMBER OF
                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        1,169,076 shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                         0 shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                       1,169,076 shares

----------------------- ----- --------------------------------------------------
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                1,169,076 shares

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                15.0%

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                IN

------ -------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 14 of 35 Pages



CUSIP NO.   001801109               13G               PAGE   15   OF   35  PAGES



------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Thomas S. Roberts

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]

------
------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                United States

------ -------------------------------------------------------------------------
----------------------- ----- --------------------------------------------------
                         5    SOLE VOTING POWER

                                       0 shares
      NUMBER OF
                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        1,169,076 shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                         0 shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                       1,169,076 shares

----------------------- ----- --------------------------------------------------
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                1,169,076 shares

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                15.0%

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                IN

------ -------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 15 of 35 Pages



CUSIP NO.   001801109               13G               PAGE   16   OF   35  PAGES



------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Walter G. Kortschak

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]

------
------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                United States

------ -------------------------------------------------------------------------
----------------------- ----- --------------------------------------------------
                         5    SOLE VOTING POWER

                                       0 shares
      NUMBER OF
                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        1,169,076 shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                         0 shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                       1,169,076 shares

----------------------- ----- --------------------------------------------------
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                1,169,076 shares

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                15.0%

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                IN

------ -------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 16 of 35 Pages




                                  Schedule 13G


Item 1(a).        Name of Issuer:  AMX Corporation

Item 1(b).        Address of Issuer's Principal Executive Offices:
                  11995 Forestgate Drive, Dallas, TX  75243

Item 2(a). Names of Persons Filing: Summit Ventures III, L.P., Summit Partners III, L.P., Summit Investors II, L.P., Stamps, Woodsum & Co. III, Summit Subordinated Debt Fund, L.P., Summit Partners SD, L.P. and Messrs. E. Roe Stamps, IV, Stephen G. Woodsum, Gregory M. Avis, John A. Genest, Martin J. Mannion, Ernest K. Jacquet, Bruce R. Evans, Thomas S. Roberts and Walter G. Kortschak.

                  Summit  Partners  III,  L.P.  is the sole  general  partner of
                  Summit Ventures III, L.P. Stamps, Woodsum & Co. III is the sole general partner of Summit Partners III, L.P. Summit
                  Partners SD, L.P. is the sole general partner of Summit Subordinated Debt Fund, L.P. Stamps, Woodsum and Co. III is the sole general partner of Summit Partners SD, L.P. Messrs. Stamps, Woodsum, Avis, Genest, Mannion, Jacquet, Evans, Roberts and Kortschak are individual general partners of Stamps, Woodsum & Co. III and of Summit Investors II, L.P.

Item 2(b).        Address of Principal  Business Office or, if None,  Residence:
                  The address of the principal business office of Summit Ventures III, L.P., Summit Partners III, L.P., Summit
                  Investors II, L.P., Stamps, Woodsum & Co. III , Summit Subordinated Debt Fund, L.P., Summit Partners SD, L.P. and Messrs. Stamps, Woodsum, Mannion, Genest, Jacquet, Evans and Roberts is Summit Partners, 600 Atlantic Avenue, Boston, Massachusetts 02210. The address of the principal business office of Messrs. Avis and Kortschak is Summit Partners, 499 Hamilton Avenue, Palo Alto, California 94301.

Item 2(c).        Citizenship:   Each  of  Summit  Ventures  III,  L.P.,  Summit
                  Partners III, L.P., Summit Investors II, L.P., Summit Subordinated Debt Fund, L.P., and Summit Partners SD, L.P. is a limited partnership organized under the laws of the State of Delaware. Stamps, Woodsum & Co. III is a general partnership organized under the laws of the Commonwealth of Massachusetts. Each of Messrs. Stamps, Woodsum, Avis, Mannion, Genest, Jacquet, Evans, Roberts and Kortschak is a United States citizen.

Item 2(d). Title of Class of Securities: Common Stock, $.01 par value per share.

Item 2(e).        CUSIP Number:001801109

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:



                               Page 17 of 35 Pages




                  (a)   [    ]      Broker or Dealer registered under Section 15
                                    of the Securities  Exchange Act of 1934 (the
                                    "Act").

                  (b)   [    ]      Bank as defined  in  Section  3(a)(6) of the
                                    Act.

                  (c)   [    ]      Insurance  Company  as  defined  in  Section
                                    3(a)(19) of the Act.

                  (d)   [    ]      Investment  Company registered under Section
                                    8 of the Investment Company Act of 1940.

                  (e)   [    ]      Investment  Adviser registered under Section
                                    203 of the Investment Advisers Act of 1940.

                  (f)   [    ]      Employee Benefit Plan, Pension Fund which is
                                    subject to the  provisions  of the  Employee
                                    Retirement  Income  Security  Act of 1974 or
                                    Endowment Fund; see Rule 13d-1(b)(1)(ii)(F) of the Act.

                  (g)   [    ]      Parent Holding  Company,  in accordance with
                                    Rule 13d-1(b)(ii)(G) of the Act.

                  (h)   [    ]      Group,     in    accordance     with    Rule
                                    13d-1(b)(1)(ii)(H) of the Act.

                  Not Applicable.

Item 4.           Ownership.

                  (a)   Amount Beneficially Owned:

                        Each of Summit Ventures III, L.P., Summit Partners III, L.P., Summit Investors II, L.P., Stamps, Woodsum & Co. III, Summit Subordinated Debt Fund, L.P., and Summit Partners SD, L.P., (individually an "Entity" and collectively the "Entities") may be deemed to own beneficially 1,169,076 shares of Common Stock as of December 31, 1996. Each of Messrs. Stamps, Woodsum, Avis, Mannion, Genest, Jacquet, Evans, Roberts and Kortschak may be deemed to own beneficially 1,169,076 shares of Common Stock as of December 31, 1996.

                        As of December 31, 1996, Summit Ventures III, L.P. was the record owner of 982,020 shares of Common Stock. As of December 31, 1996, Summit Investors II, L.P. was the record owner of 23,382 shares of Common Stock. As of December 31, 1996, Summit Subordinated Debt Fund, L.P. was the record holder of 163,674 shares of common stock. The shares held of record by Summit Ventures III, L.P., Summit Investors II, L.P. and Summit Subordinated Debt Fund, L.P. are referred to herein collectively as the "Record Shares". By virtue of the affiliate relationships among the Entities, each Entity may be deemed to own beneficially all of the Record Shares. Hence, each Entity may be deemed to own beneficially 1,169,076 shares of Common Stock. In their capacities as individual general partners of Stamps, Woodsum & Co. III and Summit Investors II, L.P., each of Messrs. Stamps, Woodsum, Avis, Mannion, Genest, Jacquet,



                               Page 18 of 35 Pages



                        Evans, Roberts and Kortschak may be deemed to own beneficially 1,169,076 shares of Common Stock.

                  (b)   Percent of Class:

                        Summit Ventures III, L.P.:  15.0%
                        Summit Partners III, L.P.:  15.0%
                        Summit Investors II, L.P.:  15.0%
                        Summit Subordinated Debt Fund, L.P.:  15.0%
                        Summit Partners SD, L.P.:  15.0%
                        Stamps, Woodsum & Co. III:  15.0%
                        E. Roe Stamps, IV:  15.0%
                        Stephen G. Woodsum:  15.0%
                        Gregory M. Avis:  15.0%
                        Martin J. Mannion:  15.0%
                        John A. Genest:  15.0%
                        Ernest K. Jacquet:  15.0%
                        Bruce R. Evans:  15.0%
                        Walter G. Kortschak:  15.0%
                        Thomas S. Roberts:  15.0%

                        The foregoing percentages are calculated based on the 7,798,548 shares of Common Stock reported to be outstanding at October 31, 1996 in a quarterly report on Form 10-Q for AMX Corporation for the quarter ended September 30, 1996.

                  (c)   Number of shares as to which such person has:

                        (i)         sole power to vote or to direct the vote:

                               0 shares for each reporting person

                        (ii)   shared power to vote or to direct the vote:

                               Summit Ventures III, L.P.:  1,169,076 shares
                               Summit Partners III, L.P.:  1,169,076 shares
                               Summit Investors II, L.P.:  1,169,076 shares
                               Summit Subordinated Debt Fund, L.P.:
                               1,169,076 shares
                               Summit Partners SD, L.P.:  1,169,076 shares
                               Stamps, Woodsum & Co. III:  1,169,076 shares
                               E. Roe Stamps, IV:  1,169,076 shares
                               Stephen G. Woodsum:  1,169,076 shares
                               Gregory M. Avis:  1,169,076 shares
                               Martin J. Mannion:  1,169,076 shares
                               John A. Genest:  1,169,076 shares
                               Ernest K. Jacquet:  1,169,076 shares




                               Page 19 of 35 Pages


                               Bruce R. Evans:  1,169,076 shares
                               Walter G. Kortschak:  1,169,076 shares
                               Thomas S. Roberts:  1,169,076 shares

                        (iii) sole  power to  dispose or direct the  disposition
                              of:

                               0 shares for each reporting person

                        (iv) shared  power to dispose or direct the  disposition
                             of:

                               Summit Ventures III, L.P.:  1,169,076 shares
                               Summit Partners III, L.P.:  1,169,076 shares
                               Summit Investors II, L.P.:  1,169,076 shares
                               Summit Subordinated Debt Fund, L.P.:
                               1,169,076 shares
                               Summit Partners SD, L.P.:  1,169,076 shares
                               Stamps, Woodsum & Co. III:  1,169,076 shares
                               E. Roe Stamps, IV:  1,169,076 shares
                               Stephen G. Woodsum:  1,169,076 shares
                               Gregory M. Avis:  1,169,076 shares
                               Martin J. Mannion:  1,169,076 shares
                               John A. Genest:  1,169,076 shares
                               Ernest K. Jacquet:  1,169,076 shares
                               Bruce R. Evans:  1,169,076 shares
                               Walter G. Kortschak:  1,169,076 shares
                               Thomas S. Roberts:  1,169,076 shares

                  Each of the reporting persons expressly disclaims beneficial ownership of any shares of Common Stock of AMX Corporation except in the case of Summit Ventures III, L.P., for the 982,020 shares which it holds of record, in the case of Summit Investors II, L.P., for the 23,382 shares which it holds of record and in the case of Summit Subordinated Debt Fund, L.P., for the 163,674 shares which it holds of record.

Item 5.           Ownership of Five Percent or Less of a Class.

                  Not Applicable.

Item 6.           Ownership  of  More  than  Five  Percent  on Behalf of Another
                  Person.

                  Not Applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.


                  Not Applicable.

Item 8.           Identification and Classification of Members of the Group.




                               Page 20 of 35 Pages


                  Not Applicable. The reporting persons expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(ii)(H).

Item 9.           Notice of Dissolution of Group.

                  Not Applicable.

Item 10.          Certification.

                  Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).



                               Page 21 of 35 Pages



                                   SIGNATURES


      After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement listed on Exhibit 1 hereto.

Dated:  February 14, 1997


SUMMIT VENTURES III, L.P.                        SUMMIT INVESTORS II, L.P.

By:   Summit Partners III, L.P.                  By:  /s/ John A. Genest
                                                     --------------------------
                                                       General Partner
By:   Stamps, Woodsum & Co. III

         By:           *                         SUMMIT PARTNERS III, L.P.
            ------------------------
            E. Roe Stamps, IV
             General Partner                     By:  Stamps, Woodsum & Co. III

                                                        By:               *
                                                           ---------------------
SUMMIT SUBORDINATED DEBT                                   E. Roe Stamps, IV
FUND, L.P.                                                 General Partner

By:   Summit Partners SD, L.P.
                                                 SUMMIT PARTNERS SD, L.P.
By:   Stamps, Woodsum & Co. III
                                                 By:   Stamps, Woodsum & Co. III
      By:         *
         ---------------------
         E. Roe Stamps, IV                           By:          *
         General Partner                                ------------------------
                                                        E. Roe Stamps, IV
                                                        General Partner

STAMPS, WOODSUM & CO. III
                                                 By:          *
                                                    ------------------------
                                                    E. Roe Stamps, IV

By:          *
   ----------------------
   E. Roe Stamps, IV                             By:          *
   General Partner                                  ------------------------
                                                    Stephen G. Woodsum


                                                 By:          *
                                                    ------------------------
                                                    Martin J. Mannion



                               Page 22 of 35 Pages



By: /s/ John A. Genest                           By:          *
   ----------------------                           ------------------------
      John A. Genest                                   Bruce R. Evans


By:         *                                    By:          *
   ----------------------                           ------------------------
      Gregory M. Avis                                  Walter G. Kortschak


By:         *                                    By:          *
   ----------------------                           ------------------------
      Ernest K. Jacquet                                Thomas S. Roberts



                                                   * By: /s/ John A. Genest
                                                         ---------------------
                                                         John A. Genest
                                                         Attorney-in-Fact


*Pursuant to Powers of Attorney on file with the Commission, which Powers of Attorney are incorporated herein by reference. Copies of such Powers of Attorney are attached hereto as Exhibit 2.


                               Page 23 of 35 Pages


                                                                       Exhibit 1

                                    AGREEMENT

      Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of AMX Corporation.

      This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

      EXECUTED this 14th day of February, 1997.


SUMMIT VENTURES III, L.P.                        SUMMIT INVESTORS II, L.P.

By:   Summit Partners III, L.P.                  By: /s/ John A. Genest
                                                     -------------------------
                                                       General Partner
By:   Stamps, Woodsum & Co. III

         By:         *                           SUMMIT PARTNERS III, L.P.
            -----------------------
            E. Roe Stamps, IV
            General Partner                      By:  Stamps, Woodsum & Co. III

                                                        By:         *
                                                           ---------------------
SUMMIT SUBORDINATED DEBT                                   E. Roe Stamps, IV
FUND, L.P.                                                 General Partner

By:   Summit Partners SD, L.P.                   SUMMIT PARTNERS SD, L.P.


By:   Stamps, Woodsum & Co. III                  By:   Stamps, Woodsum & Co. III

      By:           *                                    By:        *
         ------------------------                            -------------------
         E. Roe Stamps, IV                                   E. Roe Stamps, IV
         General Partner                                     General Partner

STAMPS, WOODSUM & CO. III
                                                 By:         *
                                                    -------------------------
                                                    E. Roe Stamps

By:            *                                 By:         *
   -------------------------                        -------------------------
   E. Roe Stamps, IV                                Stephen G. Woodsum
   General Partner


                               Page 24 of 35 Pages



By: /s/ John A. Genest                           By:          *
   -------------------------                        -------------------------
      John A. Genest                                   Martin J. Mannion


By:          *                                   By:          *
   -------------------------                        -------------------------
      Gregory M. Avis                                  Bruce R. Evans


By:          *                                   By:          *
   -------------------------                        -------------------------
      Ernest K. Jacquet                                Walter G. Kortschak


                                                 By:          *
                                                    -------------------------
                                                       Thomas S. Roberts




                                                  * By: /s/ John A. Genest
                                                       -------------------------
                                                       John A. Genest
                                                       Attorney-in-Fact



* Pursuant to Powers of Attorney on file with the Commission, which Powers of Attorney are incorporated herein by reference. Copies of such Powers of Attorney are attached hereto as Exhibit 2.





                               Page 25 of 35 Pages


                                                                       Exhibit 2
                                                                       ---------

                                 POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each and any of E. Roe Stamps, IV, Stephen
G. Woodsum and John A. Genest his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all instruments, certificates and documents required to be executed on behalf of himself individually or on behalf of each or any of Summit Ventures, L.P., Summit Partners, L.P., Stamps, Woodsum & Co., Summit Partners' Holdings, L.P., Summit Ventures II, L.P., Summit Partners II, L.P., Stamps, Woodsum & Co. II, SV Eurofund C.V., SV International, L.P., Stamps, Woodsum International & Co., Summit Investors, L.P., Summit Investors II, L.P., Summit Investors III, L.P., Summit Ventures III, L.P., Summit Partners III, L.P., Stamps, Woodsum &
Co. III, Summit Ventures IV, L.P., Summit Partners IV, L.P., Stamps, Woodsum & Co., IV, Summit Subordinated Debt Fund, L.P., Summit Partners SD, L.P., SW Management Corp., Summit Management Co., Summit Subordinated Debt Fund II, L.P., and Summit Partners SD II, LLC, pursuant to sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as she might or could do in person thereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


                               Page 26 of 35 Pages









     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.

                                             /s/ E. Roe Stamps, IV
                                             -----------------------------------
                                             E. Roe Stamps, IV

    Commonwealth of Massachusetts   )
                                    ) ss:
    County of Suffolk               )



     On this 10th day of February, 1997, before me personally came E. Roe Stamps, IV known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

    [Notary Seal]                              /s/ Cynthia R. Freedman
                                               _________________________________
                                               Notary Public

                                               October 20, 2000
                                               _________________________________
                                               My Comission expires:




                               Page 27 of 35 Pages



     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.

                                             /s/ Stephen G. Woodsum
                                             -----------------------------------
                                             Stephen G. Woodsum

    Commonwealth of Massachusetts   )
                                    ) ss:
    County of Suffolk               )



     On this 10th day of February, 1997, before me personally came Stephen G. Woodsum known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

    [Notary Seal]                              /s/ Cynthia R. Freedman
                                               _________________________________
                                               Notary Public

                                               October 20, 2000
                                               _________________________________
                                               My Comission expires:




                               Page 28 of 35 Pages



     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.

                                             /s/ Martin J. Mannion
                                             -----------------------------------
                                             Martin J. Mannion

    Commonwealth of Massachusetts   )
                                    ) ss:
    County of Suffolk               )



     On this 10th day of February, 1997, before me personally came Martin J. Mannion known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

    [Notary Seal]                              /s/ Cynthia R. Freedman
                                               _________________________________
                                               Notary Public

                                               October 20, 2000
                                               _________________________________
                                               My Comission expires:




                               Page 29 of 35 Pages



     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.

                                             /s/ John A. Genest
                                             -----------------------------------
                                             John A. Genest

    Commonwealth of Massachusetts   )
                                    ) ss:
    County of Suffolk               )



     On this 10th day of February, 1997, before me personally came John A. Genest known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

    [Notary Seal]                              /s/ Cynthia R. Freedman
                                               _________________________________
                                               Notary Public

                                               October 20, 2000
                                               _________________________________
                                               My Comission expires:




                               Page 30 of 35 Pages



     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 3rd day of February, 1997.

                                             /s/ Gregory M. Avis
                                             -----------------------------------
                                             Gregory M. Avis

    State of California             )
                                    ) ss:
    County of Santa Clara           )



     On this 3rd day of February, 1997, before me personally came Gregory M. Avis known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

    [Notary Seal]                              /s/ Katherine C. Ely
                                               _________________________________
                                               Notary Public

                                               May 28, 2000
                                               _________________________________
                                               My Comission expires:




                               Page 31 of 35 Pages



     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.

                                             /s/ Ernest K. Jacquet
                                             -----------------------------------
                                             Ernest K. Jacquet

    Commonwealth of Massachusetts   )
                                    ) ss:
    County of Suffolk               )



     On this 10th day of February, 1997, before me personally came Ernest K. Jacquet known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

    [Notary Seal]                              /s/ Cynthia R. Freedman
                                               _________________________________
                                               Notary Public

                                               October 20, 2000
                                               _________________________________
                                               My Comission expires:




                               Page 32 of 35 Pages

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.

                                             /s/ Bruce R. Evans
                                             -----------------------------------
                                             Bruce R. Evans

    Commonwealth of Massachusetts   )
                                    ) ss:
    County of Suffolk               )



     On this 10th day of February, 1997, before me personally came Bruce R. Evans known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

    [Notary Seal]                              /s/ Cynthia R. Freedman
                                               _________________________________
                                               Notary Public

                                               October 20, 2000
                                               _________________________________
                                               My Comission expires:




                               Page 33 of 35 Pages

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.

                                             /s/ Thomas S. Roberts
                                             -----------------------------------
                                             Thomas S. Roberts

    Commonwealth of Massachusetts   )
                                    ) ss:
    County of Suffolk               )



     On this 10th day of February, 1997, before me personally came Thomas S. Roberts known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

    [Notary Seal]                              /s/ Cynthia R. Freedman
                                               _________________________________
                                               Notary Public

                                               October 20. 2000
                                               _________________________________
                                               My Comission expires:




                               Page 34 of 35 Pages


     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 3rd day of February, 1997.

                                             /s/ Walter G. Kortschak
                                             -----------------------------------
                                             Walter G. Kortschak

    State of California             )
                                    ) ss:
    County of Santa Clara           )



     On this 3rd day of February, 1997, before me personally came Walter G. Kortschak known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

    [Notary Seal]                              /s/ Katherine C. Ely
                                               _________________________________
                                               Notary Public

                                               May 28, 2000
                                               _________________________________
                                               My Comission expires:




                               Page 35 of 35 Pages